UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number  0-26925
                                                                   _______

                          InterWorld Corporation
          ______________________________________________________
          (Exact name of registrant as specified in its charter)

             3010 LBJ Freeway, Suite 1200, Dallas, Texas 75234
                            (972) 888-6001
___________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.01 par value
        ________________________________________________________
        (Title of each class of securities covered by this Form)

                                   None
___________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [X]     Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                  Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 271
       ___

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, InterWorld Corporation has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 5, 2005            By:  /s/  Alan I. Annex
                                     ___________________________________
                                     Alan I. Annex, Legal Representative